EXHIBIT 12.1

                              Jameson Inns, Inc.
         Calculation of Ratios of Earnings to Combined Fixed Charges
                        and Preferred Stock Dividends

                                          For the Three Month Period Ended
                                                       March 31
                                          --------------------------------
                                                1999              1998
                                             ----------        ----------
Consolidated income before
 extraordinary items                         $1,627,806        $1,465,414
Interest                                        866,117           490,480
Amortization                                     45,887            25,768
                                             ----------        ----------
Earnings                                     $2,539,810        $1,981,662
                                             ==========        ==========

Interest                                       $866,117          $490,480
Amortization                                     45,887            25,768
Cumulative preferred stock dividends            693,750           106,800
Interest capitalized during the period          368,756           168,539
                                             ----------        ----------
Fixed Charges                                $1,974,510          $791,587
                                             ==========        ==========
Ratio of earnings to fixed
 charges and preferred stock dividends             1.29              2.50
                                             ==========        ==========